EXHIBIT 99.1
 \FOR IMMEDIATE RELEASE\

Contact:
Paul McMahon
Vice President, Corporate and Marketing Communications
(781) 251-4130

LOJACK CORP. ANNOUNCES MANAGEMENT SUCCESSION

Richard T. Riley to retire and Ronald V. Waters to become Chairman of the Board

           Westwood, MA, February 16, 2010—The Board of Directors of LoJack Corporation (NASDAQ GS: “LOJN”) announced today that Richard T. Riley will retire as Chairman of the Board of Directors, a position he has held since 2006, effective May 20, 2010. Mr. Riley will remain a member of the Board of Directors. Ronald V. Waters, III, President and Chief Executive Officer, will become Chairman of the Board of Directors on May 20, 2010. Mr. Riley’s retirement and Mr. Waters’ appointment are part of a long standing succession planning process adopted by the LoJack Board of Directors.

In announcing his retirement, Richard T. Riley, said, “I am proud of the progress LoJack has made during my tenure. Most notably, we have developed and begun to execute a long term strategy to leverage the strong LoJack brand through diversification of our business and global expansion. In the past 18 months, we have successfully negotiated the most severe recession since World War II and weathered a precipitous drop in global auto sales. We have maintained our liquidity and positioned the company for long term growth.

“For the last three years, Ron and I have worked closely together and he has enabled the organization to balance conservative management of our business and operating expenses with investment in strategic programs for long term growth. The Board of Directors and I are extremely confident in Ron’s leadership.”

           Mr. Waters joined LoJack as President and Chief Operating Officer, and a member of the Board of Directors in February of 2007. In December of 2008, he was appointed Chief Executive Officer. Prior to joining LoJack, Mr. Waters most recently served as Chief Operating Officer for the Wm. Wrigley Jr. Company. Before joining the Wm. Wrigley Jr. Company, Mr. Waters held several senior executive positions of increasing responsibility with The Gillette Company and KPMG International.

Mr. Waters said, “I thank Rich for his vision and leadership, and I am pleased that he will remain on our Board of Directors.  I am excited to be leading LoJack at such an important juncture in the company’s development. As Chairman of the Board and Chief Executive Officer, I will focus the organization on leveraging our strong brand and proven technology to fulfill consumer needs by introducing new products and entering new markets, increasing penetration of the U.S. car market as it stabilizes and expanding LoJack’s presence globally.”

About LoJack

LoJack Corporation, the company that invented the stolen vehicle recovery market more than two decades ago, is the global leader in finding and recovering a wide range of mobile assets including cars, construction equipment and motorcycles – having recovered more than USD$5 billion in stolen assets worldwide. In today’s rapidly changing world, LoJack’s core competencies are more valuable and more relevant than ever as they are now being applied into new areas, such as the prevention, detection and recovery of stolen cargo and finding and rescuing people with cognitive disorders such as Alzheimer’s and autism. LoJack has the proven processes, ultimate technology for recovery – Radio Frequency – and unique integration with law enforcement agencies, making its offerings the most effective solutions that not only deliver a wide range of recoveries, but also enhance the safety of the public on a global level. LoJack’s Stolen Vehicle Recovery System operates in 27 states and the District of Columbia, and in more than 30 countries throughout North America, South America, Europe, Africa and Asia. For more information, visit http://www.lojack.com.

From time to time, information provided by the company or statements made by its employees may contain “forward-looking” information, which involve risks and uncertainties.

Any statements in this news release that are not statements of historical fact are forward-looking statements (including, but not limited to, statements concerning the characteristics and growth of the company’s market and customers, the company’s objectives and plans for future operations and products and the company’s expected liquidity and capital resources). Such forward-looking statements are based on a number of assumptions and involve a number of risks and uncertainties, and accordingly, actual results could differ materially. Factors that may cause such differences include, but are not limited to: the continued and future acceptance of the company’s products and services; the outcome of the ongoing litigation involving the company; the effectiveness of the company’s marketing initiatives; the rate of growth in the industries of the company’s customers; the presence of competitors with greater technical, marketing, and financial resources; the company’s customers’ ability to access the credit markets; the company’s ability to promptly and effectively respond to technological change to meet evolving customer needs; capacity and supply constraints or difficulties; the company’s ability to successfully expand its operations; and changes in general economic or geopolitical conditions. For a further discussion of these and other significant factors to consider in connection with forward-looking statements concerning the company, reference is made to the company’s Annual Report on Form 10-K for the year ended December 31, 2008.

The company undertakes no obligation to release publicly the result of any revision to the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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